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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION  13  AND  15(D)  OF  THE  SECURITIES  EXCHANGE  ACT  OF  1934.

                                  Commission  File  Numbers        333-57302
                                                             -------------------

                          BRL Universal Equipment Corp.
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             (Exact name of registrants as specified in its charter)

  2911 Turtle Creek Blvd., Suite 1240, Dallas, Texas  75219    (214) 522-7296
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      8 7/8% Senior Secured Notes due 2008
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            (Title of each class of securities covered by this Form)


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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule  12g-4(a)(1)(i)   [ ]          Rule  12h-3(b)(1)(i)    [ ]
     Rule  12g-4(a)(1)(ii)  [ ]          Rule  12h-3(b)(1)(ii)   [ ]
     Rule  12g-4(a)(2)(i)   [ ]          Rule  12h-3(b)(2)(i)    [ ]
     Rule  12g-4(a)(2)(ii)  [ ]          Rule  12h-3(b)(2)(ii)   [ ]
                                         Rule  15d-6             [x]

Approximate  number of holders of record as of the certification or notice date:
  54
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Pursuant  to  the  requirements  of  the  Securities  Exchange  Act of 1934, BRL
Universal Equipment Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:       January 30, 2002               BY:    /s/  GREGORY  C.  GREENE
      ------------------------------          ----------------------------------
                                                  Gregory  C.  Greene
                                                  President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


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